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As filed with the Securities and Exchange Commission on June 9, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

EDWARDS LIFESCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-4316614
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Edwards Way
Irvine, California 92614
(Address of principal executive offices) (Zip Code)

EDWARDS LIFESCIENCES CORPORATION LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM
(Full title of the Plan(s))

Michael A. Mussallem
Chairman of the Board and Chief Executive Officer
Edwards Lifesciences Corporation
One Edwards Way
Irvine, California 92614
(Name and address of agent for service)
 (949) 250-2500
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program
Common Stock, $1.00 par value	3,361,107 shares	$30.22	$101,572,654	$8,218

Preferred Stock Purchase Rights	3,361,107 rights	N/A(3)	N/A(3)	N/A(3)

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's common stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act on the basis of the average of the high and low selling price per share of the Registrant's common stock on June 6, 2003, as reported on the New York Stock Exchange.

(3)
The preferred stock purchase rights initially are attached to and trade with the shares of common stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        Edwards Lifesciences Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

  (a)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 14, 2003;

  (b)
  The Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2003, filed with the Commission on May 15, 2003;

  (c)
  The Registrant's Current Reports on Form 8-K, filed with the Commission on April 22, 2003, May 6, 2003, May 13, 2003 and May 20, 2003; and

  (d)
  The descriptions of the Registrant's common stock and the related preferred stock purchase rights associated with the common stock, which descriptions are contained in the registration statement on Form 8-A and the section entitled "Description of Edwards Lifesciences Capital Stock" in the registration statement on Form 10, including any amendments or reports filed for the purpose of updating such descriptions.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        Not applicable.

Item 6.    Indemnification of Directors and Officers

        In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Registrant's Restated Certificate of Incorporation provides that directors will not be personally liable to the Registrant or its stockholders for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to the Registrant or its stockholders, (ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit.

        While the Registrant's Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Restated Certificate of Incorporation described above apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as director, and do not apply to the Registrant's officers who are not directors.

        The Registrant's Restated Certificate of Incorporation provides that each person who is, or was, or has agreed to become a director or officer of the Registrant, and each person who serves, or may have served, at the Registrant's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Registrant to the fullest extent permitted by the DGCL, as amended from time to time. Directors and officers will not be indemnified with respect to an action commenced by such directors or officers against the Registrant or by such directors or officers as a derivative action.

        The Registrant's Restated Certificate of Incorporation provides that the right to indemnification and payment of expenses conferred therein will not be exclusive of any other right that any person may have or may in the future acquire under any agreement, vote or stockholders, vote of disinterested directors or otherwise. The Restated Certificate of Incorporation permits the Registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such liability under the Restated Certificate of Incorporation or the DGCL.

        The Registrant has obtained directors and officers liability insurance providing coverage to its directors and officers.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant's registration statement on Form 8-A and the section entitled "Description of Edwards Lifesciences Capital Stock" in the registration statement on Form 10, together with any exhibits to such registration statements, which are incorporated herein by reference pursuant to Item 3(d) of this Registration Statement.
5*	Opinion and Consent of Morgan, Lewis & Bockius, LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2*	Consent of Morgan, Lewis & Bockius, LLP is contained in Exhibit 5.
24*	Power of Attorney.
99.1	Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program. Reference is made to Exhibit 10.3 to the Registrant's Form 10-Q for the quarter ended March 31, 2003, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.
*
Filed herewith.

Item 9.    Undertakings

        A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Edwards Lifesciences Corporation Long-Term Incentive Compensation Program.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 9th day of June, 2003.

Edwards Lifesciences Corporation
By:	/s/ MICHAEL A. MUSSALLEM Michael A. Mussallem Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ MICHAEL A. MUSSALLEM Michael A. Mussallem	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 9, 2003
/s/ CORINNE H. LYLE Corinne H. Lyle	Corporate Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 9, 2003
* Mike. R. Bowlin	Director	June 9, 2003
* Robert A. Ingram	Director	June 9, 2003
* Vernon R. Loucks Jr.	Director	June 9, 2003
* Philip M. Neal	Director	June 9, 2003
* David E.I. Pyott	Director	June 9, 2003
*By:	/s/ MICHAEL A. MUSSALLEM Michael A. Mussallem Attorney-in-Fact	June 9, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant's registration statement on Form 8-A and the section entitled "Description of Edwards Lifesciences Capital Stock" in the registration statement on Form 10, together with any exhibits to such registration statements, which are incorporated herein by reference pursuant to Item 3(d) of this Registration Statement.
5*	Opinion and Consent of Morgan, Lewis & Bockius, LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2*	Consent of Morgan, Lewis & Bockius, LLP is contained in Exhibit 5.
24*	Power of Attorney.
99.1	Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program. Reference is made to Exhibit 10.3 to the Registrant's Form 10-Q for the quarter ended March 31, 2003, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.
*
Filed herewith.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX